Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Annual report on Form 10-K of our report dated March 12, 2026, relating to the consolidated financial statements of Liquidmetal Technologies, Inc. as of December 31, 2025 and 2024 and to all references to our firm included in this Annual Report.

/s/ BCRG Group

Irvine, California

March 12, 2026